CODE OF ETHICS
                      FOR PRINCIPAL EXECUTIVE AND PRINCIPAL
                               FINANCIAL OFFICERS

                            CIM HIGH YIELD SECURITIES

                    I. COVERED OFFICERS/PURPOSE OF THE CODE

         This code of ethics (the "CODE") (1) for CIM High Yield Securities (the "FUND") applies to the Fund's President and Principal Executive Officer and the Fund's Treasurer and Principal Accounting and Financial Officer (each, a "COVERED OFFICER" and collectively, the "COVERED OFFICERS") for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Commission and in other public communications made by the Fund;

     o   compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

o        accountability for adherence to this Code.

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(1) This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, INVESCO Institutional (N.A.) Inc., which serves as investment adviser to the Fund (the "ADVISER"), or the other service providers of the Fund govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. Certain conflicts of interest that may arise out of the relationships between Covered Officers and the Fund already are subject to conflict of interest provisions in, or in regulations adopted by the Securities and Exchange Commission (the "COMMISSION") pursuant to, the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT") and the Investment Advisers Act of 1940, as amended (the "INVESTMENT ADVISERS ACT"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and of the Adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. For example, the Fund's and the Adviser's codes of ethics under Rule 17j-1 of the Investment Company Act are separate requirements applying to the Covered Officers and are not part of this Code. In addition, there are certain conflicts of interest that are covered by this Code that are not subject to provisions of the Investment Company Act and the Investment Advisers Act.
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                                      -2-

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.

         Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Adviser of which the Covered Officers are also employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically for purposes of this Code. In addition, it is recognized by each Fund's Board of Trustees (the "BOARD") that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes.

         The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

         Each Covered Officer must:

     o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund; and

     o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund.
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                                      -3-

         There are some potential conflict of interest situations which must always be approved by the Chief Legal Officer of the Fund (for purposes of this Code, the "COMPLIANCE OFFICER"). Examples of these include:(2)

     o   service as a director on the board of any public or private company;

     o the receipt of any gifts from any person or entity with which the Fund has a current or prospective business relationship in excess of $150;

     o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than the Adviser or the Fund's administrator or any affiliated person thereof; and

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     DISCLOSURE AND COMPLIANCE

     o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Board or the Fund's auditors or to governmental regulators and self-regulatory organizations; and

     o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with the other officers and employees of the Fund and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Fund files with, or submits to, the Commission and in other public communications made by the Fund.


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(2) Any activity or relationship that would present a conflict for the Covered
Officer would also likely present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.

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                                      -4-

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

     o affirm in writing to the Board that he or she has received, read, and understands this Code;

     o annually affirm to the Board that he or she has complied with this Code;

     o report at least annually affiliates and other relationships related to conflicts of interest covered by the Fund's Questionnaire for Trustees and Officers;

     o not retaliate against any Trustee or other officer of the Fund or any partner, officer, trustee or employee of the Adviser, or any of their affiliated persons for reports of potential violations that are made in good faith; and

     o notify the Compliance Officer promptly if he or she knows of any material violation of this Code. Failure to do so is itself a violation of this Code.

         The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

         The Fund will follow these procedures in investigating and enforcing this Code:

     o the Compliance Officer will take all appropriate action to investigate any potential violations reported to him or her;

     o if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

     o any matter that the Compliance Officer believes is a violation will be reported to the Board;

     o if the Board concurs that a violation has occurred, the Board will consider appropriate action. Appropriate action may include review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of the Adviser, and/or the dismissal of the Covered Officer as an officer of the Fund;

     o the Board will be responsible for granting waivers, as appropriate, of any material violation of this Code; and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by Commission rules.
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                                      -5-

V.  AMENDMENTS

         Any amendments to this Code must be approved by a majority vote of the Board, including a majority of Trustees who are not "interested persons" as defined in the Investment Company Act (the "NON-INTERESTED Trustees").

VI.  CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, counsel to the Fund, counsel to the Non-Interested Trustees, the Adviser, its counsel, any administrator for the Fund, or their counsel. The Compliance Officer and the Board shall have the authority to make additional general or specific exceptions to this confidentiality policy.

VII.     INTERNAL USE

         This Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion. This Code is not a waiver of any right or privilege of the Fund.


Date:    Adopted January 8, 2004
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